Exhibit 2.1

[Execution Version]

PORTFOLIO TRANSFER AGREEMENT

(UNITED STATES)

THIS PORTFOLIO TRANSFER AGREEMENT (this “Agreement”), dated as of December 30, 2019, is entered into by and between (x) Regis Corp., a Minnesota corporation (“Buyer”), on the one hand, and (y) The Beautiful Group Management, LLC, The Beautiful Group, LLC, The Beautiful Group Ventures, LLC, The Beautiful Group Ventures USA, LLC, and TBG IP Holder, LLC, each a Delaware limited liability company (collectively, the “Assignor TBG Entities”) and upon the execution and delivery of the Assignee Joinder (as defined below), Assignee (as defined below), on the other hand.

RECITALS

A. The Assignor TBG Entities are engaged in the business of owning and operating hairstyling and hair care salons in the United States. The Assignor TBG Entities have informed Buyer that the Assignor TBG Entities intend to enter into an assignment for the benefit of creditors under California law (the “ABC”), pursuant to General Assignments between the Assignor TBG Entities and Avant Partners, Inc., in its sole and limited capacity as assignee for the benefit of creditors of the Assignor TBG Entities (“Assignee”), in the forms attached as Exhibits A-1 through A-5 hereto or otherwise in form and substance satisfactory to the Buyer (the “General Assignments”).

B. Pursuant to that certain Second US and Canada Omnibus Settlement Agreement, dated as of June 27, 2019 (the “Second Settlement Agreement”), by and among the Regis Entities (as defined in the Second Settlement Agreement) (including Buyer) and the TBG Entities (as defined in the Second Settlement Agreement) (including certain of the Assignor TBG Entities), the TBG Entities agreed, in consideration for limited releases of the TBG Entities, the other concessions granted to the TBG Entities by the Regis Entities, the waiver of certain defaulted payments, and the cancellation of certain secured promissory notes, to cooperate in good faith with the Regis Entities in order to transfer ownership of the salons listed on Annex 1 hereto (such salons, the “Transfer Portfolio Salons” and such business, the “Transfer Portfolio Business”) to a purchaser designated by the Regis Entities.

C. The Regis Entities have designated Buyer as the purchaser of the Transfer Portfolio Salons pursuant to the Second Settlement Agreement and this Agreement.

D. Buyer is the primary lessee under the leases for the Transfer Portfolio Salons and, pursuant to the US Sublease (as defined in the Second Settlement Agreement), the sub-lessor to the Assignor TBG Entities for the Transfer Portfolio Salons. Because the Transfer Portfolio Salons and the Transfer Portfolio Business have failed to generate sufficient revenues to pay operating expenses, Buyer agreed, pursuant to the Second Settlement Agreement, to provide financial support for the Transfer Portfolio Salons’ operating expenses in the amount of $2,000 per Transfer Portfolio Salon per month from the effective date of the Second Settlement Agreement. Even with Buyer’s financial support, the Transfer Portfolio Salons and the Transfer Portfolio Business have continued to generate operating losses. In the absence of the sale of the Transfer Portfolio Salons to Buyer as set forth herein, the Assignor TBG Entities would otherwise close the Transfer Portfolio Salons and breach the US Sublease.

E. Buyer is also the primary lessee under the leases for the salons listed on Annex 2 hereto (such salons, the “Roll-Off Portfolio Salons” and collectively with the Transfer Portfolio Salons, the “Salons” and such business, the “Roll-Off Portfolio Business” and collectively with the Transfer Portfolio Business, the “Business”) and, pursuant to the US Sublease (as defined in the Second Settlement Agreement), the sub-lessor to the Assignor TBG Entities for the Roll-Off Portfolio Salons. The Roll-Off Portfolio Salons and the Roll-Off Portfolio Business have continued to generate operating losses. In the absence of the sale of the Roll-Off Portfolio Salons to Buyer as set forth herein, the Assignor TBG Entities would otherwise close the Roll-Off Portfolio Salons and breach the US Sublease.

F. The Assignor TBG Entities, acknowledging the agreements made by the TBG Entities and the Regis Entities under the Second Settlement Agreement and the consideration that the TBG Entities received from the Regis Entities thereunder, and having determined that the transfer of the Business will provide substantial benefit to their creditors by (i) allowing continued lease payments to landlords of the Salons, (ii) preserving jobs for employees of the Salons, and (iii) relieving the estates of obligations under the Surviving Transaction Agreements (as defined in the Second Settlement Agreement), desire to commence the ABC and subject to Assignee’s determination that the transactions contemplated hereby are in the interests of the ABC estate, have Assignee transfer the Salons to Buyer. Buyer desires to acquire the Salons and continue the operation of the Business and, to the extent determined by Buyer in its business judgment, to continue performance of the leases for the Salons.

G. Buyer, the Assignor TBG Entities, and Assignee desire to enter into the First Amendment to Transition Services Agreement, in the form set forth hereto as Exhibit B (the “TSA Amendment”), which shall be effective as of the Closing.

The parties, intending to be legally bound, hereby agree that the above recitals are incorporated into and shall constitute a part of this Agreement and further agree as follows:

ARTICLE I

THE ASSET SALE; THE CLOSING

Section 1.1 The Purchased Assets; Assumed Liabilities. (1) On and subject to the terms and provisions of this Agreement, at the Closing (as defined below), the Assignor TBG Entities and Assignee shall convey, transfer, assign and deliver to Buyer, and Buyer shall acquire from the Assignor TBG Entities and Assignee, all of the Assignor TBG Entities’ and Assignee’s right, title and interest in and to all of the following assets (collectively, the “Purchased Assets”):

(a) all tangible personal property located at each Salon as of the Closing Date, which personal property includes furniture, fixtures, equipment and leasehold improvements;

(b) all inventory and supplies located at each Salon (and any inventories in transit to any Salon), in each case, as of the Closing Date, including retail inventory;

(c) the real property leases in respect of the Salons listed on Schedule 1.1(c) attached hereto (the “Leases”);

(d) any contracts listed on Schedule 1.1(d) attached hereto (the “Additional Contracts” and collectively with the Leases, the “Assumed Contracts”);

(e) all prepaid rent relating to any of the Leases as of the Closing Date;

(f) all cash located at the premises of each Salon as of the Closing Date (the “Salon Cash”);

(g) all security deposits in respect of each Salon as of the Closing Date;

(h) the intellectual property listed on Schedule 1.1(h) attached hereto;

(i) books and records used in or relating to the Salons, the Business or the Purchased Assets; and

(j) the other assets listed on Schedule 1.1(j) attached hereto.

The Purchased Assets shall be transferred and acquired “as is,” “where is,” and subject to any encumbrances existing as of the Closing Date (other than encumbrances of Archetype Capital Partners, LLC (“Archetype”)) (any “Existing Encumbrances”). The Purchased Assets include only the assets listed above and no other assets of the Assignor TBG Entities, any Affiliate of the Assignor TBG Entities, or Assignee (collectively, the “Excluded Assets”). For the avoidance of doubt, Buyer is not acquiring any of the following Excluded Assets: (i) any trade or other accounts receivable of the Assignor TBG Entities, any Affiliate of the Assignor TBG Entities, or Assignee (ii) any cash or cash equivalents with respect to the Business of the Assignor TBG Entities, any Affiliate of the Assignor TBG Entities, or Assignee (other than prepaid rent, security deposits and Salon Cash), (iii) any tax assets of the Assignor TBG Entities, any Affiliate of the Assignor TBG Entities, or Assignee, and (iv) any other asset not used or held for use exclusively in the operation of the Business.

(2) On and subject to the terms of this Agreement, and unless such liabilities are Excluded Liabilities (as defined below), Buyer hereby assumes the following liabilities of the Assignor TBG Entities and no others: (A) all liabilities arising out of the Purchased Assets, the Transferred Employees and the conduct of the Business to the extent arising or occurring at any time after the Closing Date, including the Assumed Contracts; provided, that, Buyer’s obligations in respect of each Lease shall not exceed Buyer’s obligations under such Lease prior to the Closing and assignment of such Lease to Buyer; (B) the following employee benefits for the Transferred Employees (such benefits, the “Assumed Benefits”): (i) earned and accrued vacation benefits and paid time off as of the Closing Date, (ii) earned and accrued incentive points, and (iii) bonuses accrued as of December 31, 2019, for which the applicable bonus period ends on or after January 1, 2020 (the “Assumed Bonuses”), and (C) the Transfer Taxes contemplated by Section 4.2 hereof (collectively, the “Assumed Liabilities”). Notwithstanding the foregoing, Buyer does not assume liabilities under the Assumed Contracts with respect to landlords of the Transfer Portfolio Salons and Roll-Off Portfolio Salons in excess of the liabilities that Buyer had to such landlords prior to Closing.

(3) Notwithstanding Section 1.1(2) or anything to the contrary in this Agreement, Buyer does not assume, and shall not in any way be liable or responsible for, any liabilities or obligations of the Assignor TBG Entities, any Affiliate of the Assignor TBG Entities, Assignee, or the Business, other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Assumed Liabilities do not include, and Buyer shall not be required to assume or to perform or discharge, the following Excluded Liabilities: (i) any liability that does not primarily relate to the Purchased Assets, (ii) any liability in any way related to any Excluded Assets, (iii) any liability arising out of or relating to any indebtedness or any off-balance sheet liability of the Assignor TBG Entities, (iv) any liability arising out of or relating to the breach of, or indemnification obligations under, non-payment in respect of, any of the Assumed Contracts (including the Leases), to the extent that such payment was owing prior to the Closing Date, or such liability arose or is claimed to have arisen from events that occurred, or circumstances existing, on or prior to the Closing Date, or any liability under the Leases related to the period on or after the Closing Date except to the extent Buyer was obligated for such liability prior to the Closing Date; (v) any liability with respect to any litigation, suit, action or proceeding initiated at any time, to the extent that such liability arises or is claimed to have arisen from events that occurred, or circumstances existing, on or prior to the Closing Date, (vi) any liability of the Assignor TBG Entities to any of its Affiliates, including liabilities resulting from any loans owed by the Assignor TBG Entities to any of its Affiliates, (vii) other than the Transfer Taxes (which shall be assumed by Buyer pursuant to Section 1.1(2)), any liability arising out of, related to or with respect to all Taxes, including Taxes arising out of, relating to or in respect of the Business, the Purchased Assets and/or the Assumed Liabilities, for

any Tax period (or portion thereof) ending on or before the Closing Date, all withholding Taxes that are imposed by any governmental authority in connection with the transactions contemplated by this Agreement, and all Taxes of the Assignor TBG Entities, any Affiliate of the Assignor TBG Entities, or Assignee, (viii) other than the Assumed Benefits, any liability related to the employment of any Transferred Employee (including any employee disputes or obligations with respect to compensation, and bonuses), (ix) any liability related to employees other than Transferred Employees, whether or not such employees are at any time hired by Buyer or franchisees of Buyer as new employees, (x) any liability of the Assignor TBG Entities or any Affiliate of the Assignor TBG Entities arising out of circumstances that exist or existed, or events that occurred, on or prior to the Closing Date under any applicable law relating to pollution or the protection of the environment, natural resources or, solely as it relates to exposure to hazardous or toxic substances or human health, (xi) any trade accounts payable or other accounts payable, (xii) all expenses of administration of the ABC, (xiii) any liability related to the violation of any law or regulation, including without limitation any law or regulation relating to employment conditions, wage and hour laws or benefits of any kind and (xiv) any liability related to non-compliance with any law or regulation relating to unclaimed property. “Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contractual obligation or otherwise. Notwithstanding anything in this paragraph, Assignee makes no representation or warranty that Buyer will not be held legally responsible by a court of competent jurisdiction for any of the Excluded Liabilities.

(4) Following the Closing, Buyer shall be solely responsible for the Assumed Liabilities.

Section 1.2 Consideration. As consideration for the Purchased Assets (in addition to the consideration set forth in the Second Settlement Agreement), Buyer or with respect to clause (c) below, a permitted Affiliate of Buyer, in each case to the extent permitted in such document, shall, at the Closing:

(a) cancel the Buyer Lease Payment Secured Debt (as defined below);

(b) assume the Assumed Liabilities, including performance of the Assignor TBG Entities’ and Assignee’s liabilities and obligations (whether financial, payment, performance or otherwise) under the Assumed Contracts to which the Assignor TBG Entities and Assignee are parties, provided that, Buyer does not assume liabilities under the Assumed Contracts with respect to landlords of the Transfer Portfolio Salons and Roll-Off Portfolio Salons in excess of the liabilities that Buyer had to such landlords prior to Closing;

(c) employ, subject to and effective as of the Closing or at such later time as such person accepts Buyer’s or Affiliate of Buyer’s offer of employment, the persons employed at the Salons as of the Closing Date and listed on Schedule 1.2(c) of the Disclosure Schedule attached hereto (the “Transferred Employees”), and be responsible for the Assumed Benefits and all obligations and liabilities relating to the Transferred Employees to the extent arising on or after their commencement of employment by Buyer; and

(d) provide the release to the TBG Entities, the Assignor TBG Entities and Assignee as set forth in Section 4.13.

Section 1.3 Effective Date; Time and Place of Closing

(a) This Agreement shall be effective upon execution by Buyer, the Assignor TBG Entities, and Assignee and satisfaction of the following conditions: (i) the Assignor TBG Entities shall deliver a letter from Archetype, agreeing that its liens and security interests on the Purchased Assets are released as of the date hereof, in the form attached hereto as Exhibit C, and (ii) the Assignor TBG Entities and/or its Affiliates shall wire to the Payroll Provider (as hereinafter defined) a deposit in the amount of $1,721,457, consisting of the amount of payroll, tax withholding, bonuses (as to which the applicable bonus period ends in or before December 2019), and other amounts estimated to be payable by the Assignor TBG Entities to Transferred Employees after December 31, 2019 in respect of work performed through December 31, 2019 (such amount not to include Assumed Benefits) (the “Transferred Employee Payroll Deposit”). The Transferred Employee Payroll Deposit shall be held for payment of obligations owed by the Assignor TBG Entities to the Transferred Employees that are to be paid after December 31, 2019. Any excess of the Transferred Employee Payroll Deposit over amounts paid to Transferred Employees for work performed prior to December 31, 2019, shall be paid (without setoff or recoupment by Buyer, except for setoff or recoupment of Unpaid Pre-Closing Lease Obligations), at the direction of Assignee, to Archetype on January 29, 2020. As used herein, “Unpaid Pre-Closing Lease Obligations” shall mean unpaid, documented amounts owing under any Leases (as defined herein and in the Canada Transfer Agreement (as defined below)) relating to the pre-Closing period and actually paid by Buyer or its Affiliates based on a good faith belief that such amounts are due and owing under such Leases.

(b) The consummation (the “Closing”) of the transactions contemplated by this Agreement (such transactions, the “Transfer”) shall take place by the electronic exchange of documents on December 31, 2019, immediately after effectiveness of the ABC and the satisfaction of all conditions set forth in Article V (other than conditions that by their nature are to be satisfied at the Closing) (or to the extent permissible, waiver by the party or parties entitled to the benefit of such conditions), or at such other place, at such other time or on such other date as the parties may mutual agree (the “Closing Date”). The Closing shall be deemed effective for all tax and accounting purposes as of 11:59 p.m. (prevailing Eastern Time) on the Closing Date in each jurisdiction in which any of the Purchased Assets are located.

Section 1.4 Closing Deliveries.

(a) At the Closing, the Assignor TBG Entities and Assignee shall deliver to Buyer (i) each General Assignment, executed by the applicable Assignor TBG Entity and Assignee, (ii) the Trademark and Domain Name Assignment Agreement (United States), executed by TBG IP Holder, LLC and Assignee (the “Trademark Assignment”), in the form attached hereto as Exhibit D, (iii) a joinder to this Agreement, executed by Assignee, in the form attached hereto as Exhibit E (the “Assignee Joinder”), and (iv) such bills of sale, assignments and other appropriate instruments of transfer, executed by the Assignor TBG Entities and Assignee, as shall be necessary to vest in Buyer, as of the Closing Date, all right, title and interest of the Assignor TBG Entities and Assignee in and to the Purchased Assets subject to any Existing Encumbrances, including the Bill of Sale in the form attached hereto as Exhibit F (the “Bill of Sale” and collectively with the Trademark Assignment, the Assignee Joinder, and the TSA Amendment, the “Ancillary Agreements”).

(b) At the Closing, the Assignor TBG Entities and Assignee shall deliver a certificate, in form and substance satisfactory to Buyer, conforming to the requirements of Treasury Regulations Section 1.1445-2(b)(2).

(c) At the Closing, the applicable parties shall execute and deliver the TSA Amendment.

Section 1.5 Assumption and/or Assignment of Contracts. At Buyer’s request, the Assignor TBG Entities shall make available to Buyer all material documentation and other material information relating to all Assumed Contracts. Any real estate lease or other contract that is not listed as an Assumed Contract shall not be assumed and assigned to Buyer and all liabilities thereunder shall be Excluded Liabilities.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF ASSIGNOR TBG ENTITIES

The Assignor TBG Entities hereby represent and warrant to Buyer and Assignee that, except as set forth in the Disclosure Schedule delivered to Buyer concurrently with the execution of this Agreement, the following representations and warranties are true and correct as of the date hereof and the Closing Date:

Section 2.1 Organization and Authorization. Each of the Assignor TBG Entities is duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of organization and is duly authorized to conduct business is in good standing in each foreign jurisdiction in which such qualification is necessary, except where the failure to be so authorized would not have a material adverse effect on such Assignor TBG Entity. Each of the Assignor TBG Entities has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which such Assignor TBG Entity is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements, the performance of the Assignor TBG Entities’ obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary proceedings on the part of the Assignor TBG Entities. This Agreement and each of the Ancillary Agreements to which each Assignor TBG Entity is a party has been duly executed and delivered by such Assignor TBG Entity and constitutes a legal, valid and binding obligation of such Assignor TBG Entity, enforceable against such Assignor TBG Entity in accordance with its terms.

Section 2.2 No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and the compliance with the terms of this Agreement and the Ancillary Agreements do not and will not, (i) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any Assumed Contract, (ii) result in the creation of any lien upon, or any Person obtaining the right to acquire any of the Purchased Assets, (iii) violate or conflict with any law, rule, regulation, order or ruling of any court, arbitral body or governmental authority, to which any Assignor TBG Entity is subject, (iv) except as set forth on Schedule 2.2 of the Disclosure Schedule, require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority or (v) conflict with or result in any breach of any of the provisions of the organizational documents of any Assignor TBG Entity, except in the case of clauses (i) through (iv) as would not have a material adverse effect on the Business.

Section 2.3 Title to the Purchased Assets. The Assignor TBG Entities have, and Buyer will acquire, good and valid title in and to all of the Purchased Assets, subject to any Existing Encumbrances.

Section 2.4 Absence of Certain Changes. Subject to Section 6.13 below and except as set forth on Schedule 2.4 of the Disclosure Schedule and the significant decline in sales, undercapitalization of the Business and the related consequences (including but not limited to a significant amount of salon closures), since January 1, 2019, the Business has been conducted in the ordinary course, consistent with past practice, and there has been no material adverse change in the results of operations of the Business. Without limiting the foregoing, except as set forth on Schedule 2.4 of the Disclosure Schedule, since January 1, 2019, the Assignor TBG Entities have (i) not materially increased the level of benefits, salary or other compensation payable or to become payable to any Transferred Employee or (ii) sold or disposed of any of its material assets (other than sales of inventory in the ordinary course of business and salon closures).

Section 2.5 Real Property. Each Lease is legal, valid, binding, enforceable and in full force and effect, except as enforceability would be limited pursuant to any Existing Encumbrances. Except as set forth on Schedule 2.5(a) of the Disclosure Schedule, the Assignor TBG Entities (or to their knowledge, any other party to any Lease) is not in breach or default under such Lease (or the US Sublease with respect to such Lease). To the knowledge of the Assignor TBG Entities, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such material breach or default that would permit the termination of such Lease. The Assignor TBG Entities have not subleased or licensed any Salon under the Leases. Schedule 2.5(b) of the Disclosure Schedule sets forth, in respect of each Lease, all amounts owing in respect of the Lease for such Salon for the most recent lease payment period ending on or prior to the Closing Date (the “Lease Payments”), and, except as set forth on Schedule 2.5(c) of the Disclosure Schedule, the Assignor TBG Entities have paid all Lease Payments.

Section 2.6 Employment Matters. None of the Transferred Employees are subject to any collective bargaining agreement or similar agreement with a labor union or similar employee association with respect to their employment by the Assignor TBG Entities or any of their Affiliates, no labor union or similar employee association has been certified by the National Labor Relations Board (the “NLRB”) or any comparable entity as a bargaining representative with respect to any of the Transferred Employees and, to the knowledge of the Assignor TBG Entities, no representation petition respecting any of the Transferred Employees has been filed with the NLRB or any comparable entity. To the knowledge of the Assignor TBG Entities, except as set forth on Schedule 2.6(a) of the Disclosure Schedule, there are no current efforts to organize any of the Transferred Employees into any collective bargaining unit or any solicitation of them to join any labor organization, in each case with respect to their employment by the Assignor TBG Entities or any Affiliate. With respect to the Business, including, without limitation, the Transferred Employees, the Assignor TBG Entities are in material compliance with all applicable laws respecting employment and employment practices, pay equity, occupational safety and health standards, terms and conditions of employment, and wages and hours except for instances of noncompliance that, individually or in the aggregate are not material. Except as set forth on Schedule 2.6(b) of the Disclosure Schedule, there are no outstanding assessments, penalties, fines, liens (other than any Existing Encumbrances), charges, surcharges, or other amounts, in each case, of a material nature, due or owing pursuant to any workplace safety and insurance/workers’ compensation legislation in respect of the Business. Schedule 2.6(c) of the Disclosure Schedule sets forth all wages and other amounts accrued with respect to Transferred Employees for all periods ending prior to the Closing Date (the “Employee Payments”), and, except as set forth on Schedule 2.6(d) of the Disclosure Schedule and with respect to the Assumed Benefits, the Assignor TBG Entities have paid all Employee Payments owing on or prior to the date hereof.

Section 2.7 Compliance with Laws. Except as set forth on Schedule 2.7 of the Disclosure Schedule, the Business has been conducted in all material respects in compliance with all applicable laws, rules, regulations, judgments, orders except for instances of noncompliance that, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on the Business, and, to the Assignor TBG Entities’ knowledge, no material action, suit, proceeding, hearing, complaint, claim, demand, or notice has been filed or commenced against the Assignor TBG Entities or any of their Affiliates alleging any failure so to comply except for instances of noncompliance that, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on the Business or as set forth on Schedule 2.7 of the Disclosure Schedule. Without limiting the generality of the foregoing, except as set forth on Schedule 2.7 of the Disclosure Schedule, all material licenses, permits, authorizations, registrations, certificates and similar rights necessary for the conduct of the Business as presently conducted are held by the Assignor TBG Entities and are in full force and effect.

Section 2.8 Sales Taxes. The Assignor TBG Entities have each timely filed all Tax returns, reports, declarations, statements and other documents required to be filed with the appropriate governmental authorities (“Tax Returns”) for sales Taxes and all such Tax Returns are true and correct in all material respects and were prepared in substantial compliance with all applicable law. All sales Taxes owed by the Assignor TBG Entities, whether or not shown to be payable on such Tax Returns, including those relating to the Salons, the Business, the Purchased Assets, and/or other salons owned or operated by the Assignor TBG Entities, have been timely paid.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Assignor TBG Entities and Assignee that the following representations and warranties are true and correct as of the date hereof and as of the Closing Date:

Section 3.1 Incorporation; Authorization; Etc. Buyer is duly organized, validly existing and in good standing under the laws of its formation. Buyer has full limited authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements, the performance of Buyer’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company proceedings on the part of Buyer. This Agreement and each of the Ancillary Agreements has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general, moratorium laws or by general principles of equity.

Section 3.2 No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any contract, agreement, commitment, understanding, arrangement or restriction of any kind to which Buyer is a party or to which Buyer is subject, (ii) violate or conflict with any law, rule, regulation, order or ruling of any court, arbitral body or governmental authority, to which Buyer is subject, (iii) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority or (iv) conflict with or result in any breach of Buyer’s organizational documents.

ARTICLE IV

COVENANTS

Section 4.1 Confidentiality; Press Release

(a) From and after the Closing, the Assignor TBG Entities, Buyer, and Assignee shall hold in strict confidence and not use to the detriment of Buyer or the Assignor TBG Entities, any non-public, confidential or proprietary information with respect to this Agreement, the Business and the Purchased Assets or Assumed Liabilities.

(b) The Assignor TBG Entities and Buyer shall consult with each other concerning a press release or other public statement with respect to this Agreement and the transactions contemplated hereby. Except as required by applicable law, the Assignor TBG Entities and Assignee shall not issue a press release or public statement (excluding court pleadings and other court documents reasonably necessary to enforce or protect any of the parties’ rights) concerning this Agreement or the transactions contemplated hereby without the prior written approval of Buyer.

Section 4.2 Transfer Taxes

Buyer shall pay the cost of any documentary, recording, stamp, sales, excise, transfer, gains, value-added, or other applicable taxes, in respect of the sale of the Purchased Assets and the filing or recording of any documents or instruments in connection therewith (such taxes, “Transfer Taxes”). Buyer shall prepare and file all returns, reports and forms that are necessary or appropriate to comply with the provisions of all applicable laws in connection with the payment of Transfer Taxes governed by this Section 4.2, and Buyer, the Assignor TBG Entities, and Assignee shall cooperate in good faith to minimize, to the fullest extent reasonably possible under such laws, the amount of any Transfer Taxes governed by this Section 4.2.

Section 4.3 Further Assurances; Consents

Buyer acknowledges that certain consents and waivers with respect to the transactions contemplated by this Agreement and the Ancillary Agreements may be required from parties pursuant to certain contracts and leases of the Business (the “Other Contracts”), and that such consents and waivers have not been obtained, including as set forth on Schedule 4.3 of the Disclosure Schedule (collectively, the “Pending Consents and Approvals”). At Buyer’s request, the parties shall use their respective reasonable best efforts to obtain the Pending Consents and Approvals. Until the Pending Consents and Approvals are obtained, as to each affected Salon, each of the Assignor TBG Entities and Assignee will (x) use its reasonable best efforts to provide Buyer with all of the rights and benefits and pass through to Buyer all obligations of such Other Contract or arrangement accruing after the Closing to the extent that the Assignor TBG Entities, the Assignor TBG Entities’ Affiliates, or Assignee can provide Buyer with such rights and benefits without violating the Other Contract, (y) use its and their reasonable best efforts to create any arrangement designed to provide such rights and benefits to Buyer and pass through to Buyer all obligations, and (z) use its and their reasonable best efforts to enforce, at Buyer’s request and expense, and for Buyer’s account, any and all rights of the Assignor TBG Entities, the Assignor TBG Entities’ Affiliates, or Assignee arising under any such Other Contract. Buyer agrees that the Assignor TBG Entities and Assignee shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any Pending Consents and Approvals or because of the termination of any contract as a result thereof. Buyer further agrees that no representation, warranty or covenant of the Assignor TBG Entities contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (a) the failure to obtain any Pending Consents and Approvals, (b) any such termination or (c) any lawsuit, action, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any Pending Consents and Approvals prior to the date hereof or any termination. From time to time after the Closing Date, Buyer, the Assignor TBG Entities, and Assignee will take such other action and execute such documents as may be reasonably requested by the other party to carry out the purposes and intents of this Agreement and the transactions contemplated hereby.

Section 4.4 Employee Matters

(a) On or following the Closing Date, Buyer shall make an offer to employ, effective as of the Closing Date or, if such offer has not then been accepted, at such later time as such person accepts Buyer’s offer of employment, the Transferred Employees. At Buyer’s request, the Assignor TBG Entities and Assignee shall cooperate with Buyer and assist Buyer in providing messaging and communications to the Transferred Employees regarding the Transfer as well as offers of employment from Buyer. The Assignor TBG Entities and Assignee shall consult with Buyer prior to providing any messages and communications to the Transferred Employees and the content of such messages and communications shall be subject to Buyer’s prior approval (which approval shall not to be unreasonably withheld).

(b) On and before the Closing Date, the Assignor TBG Entities and Buyer shall cooperate to identify TBG Employees (other than the Transferred Employees) which Buyer may hire as new hires on or following the Closing Date. For the avoidance of doubt, such TBG Employees shall not be considered Transferred Employees and the Assignor TBG Entities shall remain obligated to pay all Accrued Exit Benefits (as defined below), including, without limitation, accrued vacation benefits, for such TBG Employees.

Section 4.5 Covenants Relating to the Conduct of the Business

From the date of this Agreement to the Closing, the Assignor TBG Entities shall cause the Business to be conducted in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use best efforts to keep intact the Business, keep available the services of the Transferred Employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others with whom it deals to the end that the Business shall be unimpaired at the Closing. The Assignor TBG Entities shall not, and shall not permit any other Person, to do any of the following in respect of the Business without the prior written consent of Buyer:

(a) Sell, lease, license, abandon, mortgage, encumber, transfer or otherwise dispose of any of the Purchased Assets or any interest in any of the Purchased Assets, except the sale of inventory in the ordinary course consistent with past practice;

(b) Incur or assume any liabilities, obligations, indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness;

(c) Institute any material increase in, terminate or adopt any benefit plan applicable to the Transferred Employees;

(d) Negotiate, amend, extend, renew, terminate, enter into, waive, release, assign or modify, in any respect, any Assumed Contract or any of the rights of the Assignor TBG Entities thereunder;

(e) Fail to make any payments or to take any action required pursuant to the terms of any Assumed Contract;

(f) Implement or effect any Salon closing or take any action to terminate any Transferred Employees (other than for cause);

(g) Declare, set aside or pay any dividends on, or make any distributions (whether in cash, stock, property or otherwise);

(h) Institute, release, assign, pay, discharge, compromise, settle or satisfy (or agree to do any of the preceding with respect to ) any proceedings, claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) in respect of any of the Business, the Purchased Assets or the Assumed Liabilities; or

(i) Enter into any contract to do, agree, authorize, commit, adopt resolutions approving or announce an intention to do any of the foregoing.

Section 4.6 Efforts

(a) On the terms and subject to the conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing.

(b) On or before December 31, 2019, the Assignor TBG Entities shall enter into the General Assignments with Assignee and commence the ABC.

Section 4.7 Ordinary Payroll.

(a) As used in this Section 4.7 and Section 4.8, “TBG Employees” means all employees or former employees (with respect to any period during which such former employees were employed by the Assignor TBG Entities or their Affiliates) of the Assignor TBG Entities or their Affiliates. “Payroll Date” shall mean any date prior to the Closing Date on which the Assignor TBG Entities or their Affiliates are required to pay the TBG Employees, whether pursuant to contractual arrangements, applicable law, or otherwise consistent with past practices.

(b) At least three (3) business days prior to each Payroll Date (i.e., not counting such Payroll Date), Buyer shall deliver an estimate to the Assignor TBG Entities of the following amount (the “Ordinary Payroll Amount”): the full amount estimated to be necessary to fund payroll and related taxes, benefits, and expenses (including, without limitation, withholding taxes) for all TBG Employees to be paid on such Payroll Date, plus an additional ten percent (10%) of such amount (such additional ten percent (10%) amount, the “Ordinary Payroll Cushion”).

(c) On or before three (3) business days prior to each Payroll Date (i.e., not counting such Payroll Date), the Assignor TBG Entities shall remit the Ordinary Payroll Amount for such Payroll Date by wire transfer in immediately available funds to Buyer and/or one or more Affiliates of Buyer or third parties identified in writing by Buyer (the “Payroll Provider”).

(d) For the avoidance of doubt, the parties hereto agree that (i) the Ordinary Payroll Cushion is intended to ensure that the Payroll Provider has sufficient funds to fund the actual Ordinary Payroll Amount to be paid on such Payroll Date, (ii) the Ordinary Payroll Cushion does not constitute a fee or compensation for the Payroll Provider, and (iii) any surplus Ordinary Payroll Cushion remaining after such Payroll Date shall be held by the Payroll Provider to be applied to the Ordinary Payroll Amount for the next Payroll Date or the Stub Payroll Amount, as applicable.

Section 4.8 Stub Payroll.

(a) As used herein, the “Stub Payroll Amount” shall mean the aggregate amount of $2,433,950, consisting of:

(i) $1,567,338, which is the sum of (x) the full amount estimated by the Assignor TBG Entities to be necessary to fund after the Closing Date all payroll and related taxes, benefits, and expenses (including, without limitation, bonuses and withholding taxes) for all TBG Employees (other than the Transferred Employees) from the last Payroll Date applicable to such TBG Employees through the date of termination of their employment by the Assignor TBG Entities, plus (y) an additional ten percent (10%) of the amounts described in the foregoing clause (x) (such additional ten percent (10%) amount, the “Accrued Payroll Cushion”);

plus

(ii) $175,612, which is the sum of (x) the full amount estimated by the Assignor TBG Entities to be necessary to fund after the Closing Date all severance liabilities, unused employee incentive benefits, salary top-offs, and earned and/or accrued vacation and other paid time off required to be paid by the Assignor TBG Entities or their Affiliates to all TBG Employees under applicable state law in connection with such termination (excluding the Assumed Benefits) (the “Accrued Exit Benefits”), plus (y) an additional ten percent (10%) of the amounts described in the foregoing clause (x) (the “Accrued Exit Benefits Cushion” and collectively with the Accrued Payroll Cushion, the “Stub Payroll Cushion”);

plus

(iii) $691,000, constituting fifty percent (50%) of the amount of the estimated Assumed Benefits (as defined herein and the Canada Transfer Agreement) (i.e., $1,382,000), which shall be allocated to pay one hundred percent (100%) of the Assumed Bonuses (as defined herein and the Canada Transfer Agreement), with the balance to be paid to Buyer as reimbursement of a portion of the remaining Assumed Benefits (as defined in this Agreement and the Canada Transfer Agreement) (the “50% Assumed Benefits Amount”).

(b) As used herein, the “Regis Payroll Services Amount” shall mean $12,747, which is the amount of fees and expenses payable to Buyer or its Affiliates under the North American TSA (as defined in the Second Settlement Agreement) (as amended by the TSA Amendment) in connection with payroll processing services (including, without limitation, the creation of IRS W-2 and Canada Revenue Agency T4 forms for the 2020 tax year) provided or to be provided by Buyer or its Affiliates for the TBG Employees (including TBG Employees under the Canada Transfer Agreement) through the stated expiration date of the North American TSA.

(c) On or before the Closing Date, the Assignor TBG Entities shall remit the Stub Payroll Amount and the Regis Payroll Services Amount by wire transfer in immediately available funds to the Payroll Provider.

(d) For the avoidance of doubt, the Assignor TBG Entities shall be deemed to have terminated the employment of all TBG Employees, including the Transferred Employees, effective as of December 31, 2019. The Assignor TBG Entities acknowledge that (i) any estimates by the Payroll Provider of the Stub Payroll Amount (including the components thereof) are delivered for purposes of convenience only and were prepared at the request of the Assignor TBG Entities based on calculation methods that the Assignor TBG Entities directed the Payroll Provider to use, and (ii) that the Assignor TBG Entities have sole responsibility for determining amounts owed to TBG Employees (other than Transferred Employees) and except as otherwise expressly provided herein with regard to Transferred Employees, paying such amounts.

(e) For the avoidance of doubt, the parties hereto agree that (i) the Stub Payroll Cushion is intended to ensure that the Payroll Provider has sufficient funds to fund the actual Stub Payroll Amount, (ii) the Stub Payroll Cushion does not constitute a fee or compensation for the Payroll Provider, and (iii) any surplus Stub Payroll Cushion remaining after payment of all obligations owing to the TBG Employees (with respect to their period of employment by the Assignor TBG Entities and the termination of such employment) shall be remitted by the Payroll Provider, at the direction of Assignee, to Archetype on January 29, 2020. Such surplus shall be refunded without setoff or recoupment, except for setoff or recoupment of Unpaid Pre-Closing Lease Obligations.

(f) Within thirty (30) days following the end of each calendar quarter ending after the Closing Date until the calendar quarter ending December 31, 2020, Buyer shall remit 50% of the following amount (without setoff or recoupment by Buyer, except for setoff or recoupment of Unpaid Pre-Closing Lease Obligations), at the direction of Assignee, to Archetype: the amount of unused Assumed Benefits relating to Transferred Employees who have departed the employment of Buyer or its Affiliates or whose employment by Buyer or its Affiliates has otherwise been terminated in such quarter, which Assumed Benefits were not paid out to such Transferred Employees prior to or upon such departure or termination.

Section 4.9 Termination of Certain Surviving Transaction Agreements

The US Sublease and US Management Agreement (as defined in the Second Settlement Agreement) shall each be terminated effective as of the Closing Date; provided, that the provisions in the US Sublease and US Management Agreement that grant Buyer and its Affiliates the benefits of insurance, including Article 13 of the US Sublease and Article VI of the US Management Agreement, shall survive and remain in full force and effect (the “Surviving Insurance Provisions”) following the Closing Date.

The Trademark License Agreement (U.S.), dated as of June 27, 2019, by and between Regis LLC and The Beautiful Group Management, LLC, shall be terminated effective as the Closing Date.

Section 4.10 January Credit Card Receipts

At the direction of Assignee, the Assignor TBG Entities agree to instruct their credit card processors and cooperate with Buyer to move all credit card receipts for the Salons to accounts held by Buyer on January 2, 2020. Buyer, the Assignor TBG Entities, and Assignee acknowledge that, after December 31, 2019 until the date that the credit card receipts for the Salons are moved to accounts held by Buyer (the “Credit Card Changeover Date”), the credit card receipts for the Salons will continue to be remitted into accounts held by the Assignor TBG Entities. Within thirty (30) days after Closing, at the direction of Assignee, the Assignor TBG Entities shall provide an accounting (reasonably satisfactory to Buyer) of all credit card receipts from the Salons for the period after December 31, 2019, to and including the Credit Card Changeover Date (the “Buyer Credit Card Receipts”) and remit all Buyer Credit Card Receipts from the Salons to Buyer. The Assignor TBG Entities and Assignee acknowledge and agree (i) that all Buyer Credit Card Receipts are the sole property of Buyer, and (ii) to hold all Buyer Credit Card Receipts in trust for Buyer.

Section 4.11 Salon Cash

As of the Closing Date, the Assignor TBG Entities shall ensure that each Salon has at least $250.00 in Salon Cash at such Salon.

Section 4.12 Buyer Lease Payments

On or before the Closing Date, Buyer, in its sole discretion, may make any Lease Payments on behalf of the Assignor TBG Entities to any landlord under any Lease (any such payments, a “Buyer Lease Payment”). Upon the funding by Buyer of any Buyer Lease Payment, Buyer shall be deemed to have made a loan to the Assignor TBG Entities in the amount of such Buyer Lease Payment (all such loans, the “Buyer Lease Payment Secured Debt”). To secure the Buyer Lease Payment Secured Debt, each of the Assignor TBG Entities hereby grants to Buyer a valid, continuing security interest in all Purchased Assets, subject to any Existing Encumbrances. The Buyer Lease Payment Secured Debt shall be deemed satisfied and released on the Closing Date and shall be deemed a portion of the consideration paid by Buyer to the Assignor TBG Entities for the Purchased Assets. This Section 4.12 shall survive the termination of this Agreement.

Section 4.13 Release

Conditioned on and effective as of the Closing:

(a) Buyer, on behalf of itself, the Regis Entities, and their respective Affiliates, legal representatives, successors, assigns, members, shareholders, officers, directors, and managers (collectively, “Buyer Release Parties”), releases the TBG Entities, the Assignor TBG Entities and their respective Affiliates, legal representatives, successors, assigns, members, shareholders, officers, directors, and managers (collectively, “Assignor Release Parties”) and Assignee from all claims that Buyer Release Parties have against Assignor Release Parties and Assignee under or related to the Second Settlement Agreement and the Surviving Transaction Agreements (other than the North American TSA (as amended by the TSA Amendment)); provided, that, the foregoing release does not release any claims of Buyer Release Parties arising from or relating to (i) the Surviving Insurance Provisions (as defined in this Agreement) and the Surviving Insurance Provisions (as defined in the Canada Transfer Agreement) and (ii) claims by creditors of the Assignor TBG Entities or other third parties against any Buyer Release Party for (x) amounts or other obligations owing by the Assignor TBG Entities or (y) related to operations of the Business prior to January 1, 2020, or salons not comprising the Business, including claims for Taxes owing to governmental authorities by the Assignor TBG Entities (except for Transfer Taxes contemplated by Section 4.2 and expressly assumed by Buyer herein). Notwithstanding the foregoing, nothing in this Agreement will extend or increase the indemnification in Section 17 of the Second Settlement Agreement.

(b) Each Assignor TBG Entity, on behalf of itself and the other Assignor Release Parties, releases Buyer Release Parties and Assignee from all claims that Assignor Release Parties have against Buyer Release Parties and Assignee under or related to the Second Settlement Agreement and the Surviving Transaction Agreements (other than the North American TSA (as amended by the TSA Amendment)).

(c) By execution of the Assignee Joinder, Assignee releases Buyer Release Parties from all claims that Assignee has against Assignor Release Parties and Buyer Release Parties under or related to the Second Settlement Agreement and the Surviving Transaction Agreements (other than the North American TSA (as amended by the TSA Amendment)).

For the avoidance of doubt, the releases set forth in this Section 4.13 do not release any claims of Buyer Release Parties, Assignor Release Parties, or Assignee under or related to this Agreement, the Ancillary Agreements, the Canada Transfer Agreement, the Ancillary Agreements (as defined in the Canada Transfer Agreement), or any other agreement, instrument, or document executed and/or delivered in connection with the foregoing.

Section 4.14 December Transfer Portfolio Payment

On the Closing Date, Buyer hereby agrees to pay the following amount to the Assignor TBG Entities (the “December Transfer Portfolio Payment”): (i) $219,441.44, which is the amount of the Transfer Portfolio Payment (as defined in the Second Settlement Agreement) for the month of December 2019, as reduced by unpaid obligations under the Leases for Salons 5305 ($4,952), 456 ($31,429), 2409 ($49,947), and 4040 ($16,945) (the “Known Unpaid Lease Payments”) and certain other amounts owing by the Assignor TBG Entities and/or their Affiliates to Buyer and/or its Affiliates, plus (ii) any Known Unpaid Lease Payments that Buyer has received confirmation from landlords and confirmed in writing to the Assignor TBG Entities have been paid by the Assignor TBG Entities prior to the Closing Date or for which Assignor TBG Entities provide Buyer with written confirmation showing payment wires have been initiated that will be received into landlords’ accounts prior to the Closing Date. The December Transfer Portfolio Payment shall be paid by reducing the 50% Assumed Benefit Amount to be remitted by the Assignor TBG Entities by the amount of the December Transfer Portfolio Payment. The Assignor TBG Entities acknowledge and agree that the December Transfer Portfolio Payment fully satisfies all remaining obligations of Buyer to make Transfer Portfolio Payments under the Second Settlement Agreement.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.1 Conditions to Each Party’s Obligations. The obligations of Buyer to acquire the Purchased Assets and assume the Assumed Liabilities, and the obligation of the Assignor TBG Entities and Assignee to transfer the Purchased Assets and assign the Assumed Liabilities is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a) Governmental Approvals. All material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any federal, state, local or foreign government or any court of competition jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) necessary for the consummation of the Transfer shall have been obtained or filed or shall have occurred.

(b) ABC. The Assignor TBG Entities and Assignee shall have entered into the General Assignments and the ABC shall have commenced, in each case, on or prior to December 31, 2019.

(c) No Injunctions or Restraints. No applicable law or order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Transfer shall be in effect.

Section 5.2 Conditions to the Obligations of Buyer. The obligations of Buyer to acquire the Purchased Assets and assume the Assumed Liabilities is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Assignor TBG Entities in this Agreement shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date), in each case except for breaches as to matters that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Business.

(b) Covenants. The Assignor TBG Entities and Assignee shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by the Assignor TBG Entities and Assignee by the time of Closing, including, without limitation, the delivery of the closing deliverables of the Assignor TBG Entities set forth in Section 1.4.

(c) Payroll. The Assignor TBG Entities shall have remitted by wire transfer to the Payroll Provider, in immediately available funds, the full amount of the Transferred Employee Payroll Deposit, each Ordinary Payroll Amount, the Stub Payroll Amount, and the Regis Payroll Services Amount as set forth in Sections 1.3, 4.7 and 4.8.

(d) Absence of Proceedings. There shall not be pending or threatened any proceeding challenging or seeking to restrain or prohibit the Transfer or any other transaction contemplated by this Agreement or the Ancillary Agreements.

(e) Canada Transfer Agreement. All conditions precedent under the Canada Transfer Agreement shall have been met.

Section 5.3 Conditions to the Obligations of the Assignor TBG Entities and Assignee. The obligations of the Assignor TBG Entities and Assignee to transfer the Purchased Assets and assign the Assumed Liabilities is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date), in each case except for breaches as to matters that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect.

(b) Covenants. Buyer shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of Closing.

(c) Absence of Proceedings. There shall not be pending or threatened any proceeding challenging or seeking to restrain or prohibit the Transfer or any other transaction contemplated by this Agreement or the Ancillary Agreements.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Non-Survival.

(a) None of the representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement or the covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement that are to be performed prior to the Closing shall survive the Closing. This Section 6.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing, including, but not limited, the provisions of Section 1.1(4), Article IV and this Article VI.

(b) Buyer acknowledges (on behalf of itself and its Affiliates) that it and its Affiliates, and its and their respective representatives, have received or been afforded the opportunity to review prior to the date hereof all written materials which the Assignor TBG Entities were required to deliver or make available, as the case may be, to Buyer pursuant to this Agreement on or prior to the date hereof. Buyer acknowledges (on behalf of itself and its Affiliates) that it and its Affiliates, and its and their respective representatives, have been permitted full and complete access to the books, records, facilities, equipment, tax returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Business that it and its Affiliates, and its and their respective representatives, have desired or requested to see and/or review, and that it and its Affiliates, and its and their respective representatives have had a full opportunity to meet with the partners, officers and employees of the Assignor TBG Entities to discuss the Business and assets of the Business. Buyer acknowledges and agrees (on behalf of itself and its Affiliates) that (i) none of the Assignor TBG Entities, their Affiliates, Assignee, or any other Person has made any representation or warranty, expressed or implied, with respect to the transactions contemplated by this Agreement or as to the accuracy or completeness of any information regarding the Assignor TBG Entities or the Business furnished or made available to Buyer and its representatives, except as expressly set forth in this Agreement or the Disclosure Schedule (each of which shall not survive the Closing as set forth above), (ii) Buyer and its Affiliates have not relied on any representation or warranty from the Assignor TBG Entities, any of their Affiliates, Assignee, or any other Person with respect to the Assignor TBG Entities, the Business, the Purchased Assets, the Assumed Liabilities or any other matter, except for the representations and warranties expressly set forth in this Agreement, (iii) none of the Assignor TBG Entities, any of their Affiliates or any other Person shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information and (iv) SHOULD THE CLOSING OCCUR, THE BUSINESS, THE PURCHASED ASSETS AND THE ASSUMED LIABILITIES ARE ACQUIRED BY BUYER WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, AND THAT THE PURCHASED ASSETS ARE SUBJECT TO ORDINARY WEAR AND TEAR.

Section 6.2 Governing Law; Jurisdiction; Venue; Waiver of Jury Trial. This Agreement shall be deemed to be made and be governed by and construed and interpreted in accordance with the laws of the State of Delaware without regard to conflicts-of-law principles that would require the application of any other law. Any dispute shall be adjudicated exclusively in the federal or state courts in the State of Delaware. The parties hereto submit to personal jurisdiction in the State of Delaware for the enforcement of the provisions of this Agreement and waive any and all rights to object to such jurisdiction for the purposes of litigation to enforce this Agreement. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER IN CONTRACT OR TORT) BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE PERFORMANCE HEREUNDER.

Section 6.3 Entire Agreement This Agreement (including any Annexes, Exhibits and Schedules hereto), the Ancillary Agreements, and the Second Settlement Agreement constitute the complete agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, promises, and arrangements, oral or written, between the parties with respect to such subject matter. Except for the representations and warranties contained in Article II, Buyer agrees that none of the Assignor TBG Entities nor any Person on behalf of the Assignor TBG Entities makes any other express or implied representation or warranty with respect to the Assignor TBG Entities, the Purchased Assets, the Assumed Liabilities or the Business or with respect to any other information made available to Buyer in connection with the transactions contemplated by this Agreement. None of the Assignor TBG Entities nor any other Person will have or be subject to any liability or indemnification obligation to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Buyer in expectation of the transactions contemplated by this Agreement.

Section 6.4 Expenses. Except as otherwise expressly provided in this Agreement, each party shall pay its own fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

Section 6.5 Notices. All notices, consents, waivers and other communications required or permitted under this Agreement shall be sufficiently given for all purposes hereunder if in writing and (i) hand delivered, (ii) sent by certified or registered mail, return receipt requested and proper postage prepaid, (iii) sent by a nationally recognized overnight courier service, (iv) sent by electronic mail or (v) sent by facsimile, in each case to the address, electronic mail address or facsimile number and to the attention of the Person (by name or title) set forth below (or to such other address and to the attention of such other Person as a party may designate by written notice to the other parties):

If to Buyer:	Regis Corporation
7201 Metro Boulevard
Minneapolis, MN 55439
Attn: Eric Bakken
E-mail : eric.bakken@regiscorp.com
Facsimile: (952) 947-7200

With a copy to:	Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attn : Paul S. Scrivano
E-mail : paul.scrivano@ropesgray.com
Facsimile: (646) 728-2574

If to the Assignor TBG Entities:	The Beautiful Group Management, LLC
c/o Regent Companies, LLC
9720 Wilshire Boulevard, 6th Fl.
Beverly Hills, CA 90212
Attn: Legal Department
E-mail: legal@regent.co

With a copy to:	Sulmeyer Kupetz
333 South Grand Avenue, Suite 3400
Los Angeles, CA 90071
Attn: Victor Sahn
E-Mail: vsahn@sulmeyerlaw.com

If to Assignee:	Avant Partners, Inc.
6532 Vista del Mar, Unit A
Playa del Rey, CA 90293
Attn: Roy Kim
E-mail : rpkim@avantpartners.com

With a copy to:	Lesnick Prince & Pappas LLP
315 West Ninth Street, Suite 705
Los Angeles, CA 90015
Attn: Matthew A. Lesnick
E-mail: matt@lesnickprince.com

The date of giving of any such notice, consent, waiver or other communication shall be (i) the date of delivery if hand delivered, (ii) the date of receipt for certified or registered mail, (iii) the day after delivery to the overnight courier service if sent thereby, and (iv) the date of transmission if successfully sent by electronic mail or facsimile.

Section 6.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns to the extent permitted hereunder. No party may assign any of its rights or delegate any of its obligations under this Agreement without the express prior written consent of each other party.

Section 6.7 Construction. Captions, titles and headings to articles or sections of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement. All references in this Agreement to “Article” or “Section” refer to the corresponding articles or sections of this Agreement unless otherwise stated and, unless the context otherwise specifically requires, refer to all subsections thereof. All references in this Agreement to a “party” or “parties” refer to the parties signing this Agreement. All defined terms and phrases used in this Agreement are equally applicable to both the singular and plural forms of such terms. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, “Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, estate, trust, governmental agency or body or other entity, and shall include any successor (by merger or otherwise) of such Person. As used in this Agreement, “Affiliate” means, with respect to any specified Person, any other person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person or entity.

Section 6.8 Amendments. This Agreement may be amended or modified only by an instrument in writing signed by each of the parties.

Section 6.9 Third Parties. Nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon or give any Person other than the parties and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement.

Section 6.10 Waiver. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies of the parties and their subsidiaries hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. No provision of this Agreement may be waived except pursuant to a writing executed by the waiving party.

Section 6.11 Severability. In the event that a court of competent jurisdiction holds any provision of this Agreement invalid, illegal or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect, and the application of such invalid, illegal or unenforceable provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable shall be valid and be enforced to the fullest extent permitted by law. To the extent permitted by applicable law, each party waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

Section 6.12 Execution of this Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement shall become effective when one or more counterparts have been executed by each of the parties and delivered to each other party. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

Section 6.13 Assignment for the Benefit of Creditors. The Assignor TBG Entities have informed Buyer that the Assignor TBG Entities and their Affiliates have been and are currently losing money in the operation of the Salons and the Business and that these operating losses are present before factoring in corporate overhead/G&A expenses as an additional expense in the operation of the Salons and the Business. The Assignor TBG Entities have informed Buyer that the Assignor TBG Entities and their Affiliates are unable to fund a Chapter 11 case and that, even if the Assignor TBG Entities and their Affiliates were able to fund such a Chapter 11 case (which they are not), consistent with their fiduciary obligations in such a Chapter 11 case, the Assignor TBG Entities and their Affiliates would have to reject or terminate each of the Leases (and breach the US Sublease) with respect to the Salons immediately upon the filing of such a Chapter 11 case and that the Salons and the Business do not have any residual value to the Assignor TBG Entities or their Affiliates. Based upon these facts, Buyer and the Assignor TBG Entities have agreed that additional operating losses to and additional claims against the Assignor TBG Entities and their Affiliates would be prevented or limited by entering into the transactions provided for under this Agreement contemporaneously with the commencement of the ABC.

ARTICLE VII

Section 7.1 Termination.

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transfer and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i) By mutual written consent of Buyer and the Assignor TBG Entities;

(ii) By the Assignor TBG Entities if any of the conditions set forth in Section 5.1 or Section 5.3 shall have become incapable of fulfillment, and shall not have been waived by the Assignor TBG Entities;

(iii) By Buyer if any of the conditions set forth in Section 5.1 or Section 5.2 shall have become incapable of fulfillment, and shall not have been waived by Buyer;

(iv) By Buyer or the Assignor TBG Entities, if the Closing shall not have occurred on or prior to January 6, 2020 (the “Outside Date”); provided, however, that the party seeking termination pursuant to this clause (iv) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement

(v) By Buyer, if:

(1) the ABC shall not have been commenced on or before December 31, 2019;

(2) any Salon shall cease operations or “go dark” for more than one (1) business day;

(3) the Assignor TBG Entities shall have failed timely to perform any covenant set forth in Section 4.7 or 4.8.

(4) there shall be a material breach by any Assignor TBG Entity of any representation or warranty of such Assignor TBG Entity, or any covenant or agreement of such Assignor TBG Entity contained in this Agreement and which breach cannot be cured or has not been cured by the earlier of (i) three (3) days after the giving of written notice by Buyer to the Assignor TBG Entities of such breach and (ii) the Outside Date; provided, that no cure period shall be required for a breach which by its nature cannot be cured;

(5) the filing of a petition by or against any Assignor TBG Entity or any of its Affiliates under any provision of title 11 of the United States Code, 11 U.S.C. § 101, et seq., or under any similar state, federal, or foreign law relating to bankruptcy, insolvency or other relief for debtors, or analogous step or procedure for debtors; or the appointment or order for the appointment of a receiver, administrative receiver, interim receiver, receiver and manager, administrator, examiner, monitor, trustee, custodian or liquidator of or for all or any material part of the assets or property of any Assignor TBG Entity or any of its Affiliates; and

(6) any Assignor TBG Entity shall have entered into an agreement to sell, transfer, or otherwise dispose of a material portion of the Purchased Assets to a third party other than Buyer.

(7) the Portfolio Transfer Agreement (Canada), dated as of the date hereof, by and between Regis Holdings (Canada), Ltd., a Nova Scotia corporation, and The Beautiful Group Salons (Canada) Ltd., a British Columbia limited company (the “Canada Transfer Agreement”), shall have been terminated.

(b) In the event of termination by the Assignor TBG Entities or Buyer pursuant to Section 7.1, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without any further action by any party.

(c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 7.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of Article VI. Nothing in this Section 7.1(c) shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Portfolio Transfer Agreement as of the day first above written.

BUYER

REGIS CORP.

By:	/S/ Kersten Zupfer
Name:	Kersten Zupfer
Title:	EVP, CFO

ASSIGNOR TBG ENTITIES

THE BEAUTIFUL GROUP MANAGEMENT, LLC
THE BEAUTIFUL GROUP, LLC
THE BEAUTIFUL GROUP VENTURES, LLC
THE BEAUTIFUL GROUP VENTURES USA, LLC
TBG IP HOLDER, LLC

By:	/S/ Michael Reinstein
Name:	Michael Reinstein
Title:	Authorized Signatory

[Signature Page to Portfolio Transfer Agreement]

Acknowledged and Agreed solely with respect to Section 4.9:

REGIS LLC

By:	/S/ Kersten Zupfer
Name:	Kersten Zupfer
Title:	EVP, CFO

[Signature Page to Portfolio Transfer Agreement]

EXHIBIT A-1

GENERAL ASSIGNMENT

(THE BEAUTIFUL GROUP MANAGEMENT, LLC)

[See Attached]

EXHIBIT A-2

GENERAL ASSIGNMENT

(THE BEAUTIFUL GROUP, LLC)

[See Attached]

EXHIBIT A-3

GENERAL ASSIGNMENT

(THE BEAUTIFUL GROUP VENTURES, LLC)

[See Attached]

EXHIBIT A-4

GENERAL ASSIGNMENT

(THE BEAUTIFUL GROUP VENTURES USA, LLC)

[See Attached]

EXHIBIT A-5

GENERAL ASSIGNMENT

(TBG IP HOLDER, LLC)

[See Attached]

EXHIBIT B

AMENDMENT TO TRANSITION SERVICES AGREEMENT

[See Attached]

EXHIBIT C

ARCHETYPE LETTER

[See Attached]

EXHIBIT D

TRADEMARK AND DOMAIN NAME ASSIGNMENT AGREEMENT

(UNITED STATES)

[See Attached]

EXHIBIT E

ASSIGNEE JOINDER

[See Attached]

EXHIBIT F

BILL OF SALE

[See Attached]

Annex 1

Transfer Portfolio Salons

[See Attached]

Annex 2

Roll-Off Portfolio Salons

[See Attached]